•	Net loss for the third quarter ended September 30 improved from $13.9 million during 2009 to $7.8 million during 2010.

•	Tier 1 leverage ratio at September 30, 2010 was 11.89% and total capital to risk-weighted assets is 15.94%, compared to 12.08% and 16.51%, respectively, at year end 2009.

•	Allowance for loan losses as a percentage of total loans was 3.65% at September 30, 2010, compared to 3.45% at year end 2009.

•	Total nonaccrual loans decreased from $57.9 million at year end 2009 to $44.7 million at September 30, 2010, but the nonperforming assets to total assets ratio increased from 7.4% at year end 2009 to 7.8% at September 30, 2010.

November 12, 2010

Dear Shareholder,

Today, we filed our quarterly report on Form 10-Q providing a detailed analysis of our third quarter 2010 operating results of the company. As we discussed in prior shareholders’ letters, and the 2009 Form 10-K, the planned effect of the 2009 restructuring was to significantly improve our capital ratios and future operating results through the elimination of interest expense associated with our trust preferred securities obligations, which were exchanged for shares of our non-cumulative preferred stock in the restructuring. The financial highlights for the third quarter of 2010 illustrate our progress (the full Form 10-Q is available on our website, www.cibmarine.com):

•	Net loss for the third quarter of 2010 was $7.8 million or $0.43 per share. Although this is an improvement from the net loss of $13.9 million or $0.77 per share for the third quarter of 2009, it is more than the net loss of $2.9 million or $0.16 per share for the second quarter of 2010.

•	At September 30, 2010, total assets were $639 million compared to $710 million at December 31, 2009, reflecting lower loan and securities balances, and continued reductions in higher cost funding sources.

•	Net interest margin improved to 3.14% in the third quarter of 2010 compared to 1.59% in third quarter of 2009. The 2009 restructuring resulted in the elimination of interest expense on our trust preferred securities obligations for the third quarter of 2010, which was $1.9 million during the third quarter of 2009. The third quarter 2009 net interest margin would have been 2.51% excluding the interest expense on the trust preferred securities obligations.

•	Provision for loan losses for the third quarter of 2010 was $6.6 million compared to $10.0 million during the same period of 2009, and $2.4 million for the second quarter of 2010. The adverse economic environment as evidenced by unemployment rates, commercial vacancy rates, existing home inventories and residential and commercial real estate values continues to weigh heavily on our loan portfolio resulting in higher nonperforming assets and elevated provisions for loan losses. Nonperforming assets, including nonaccrual loans, foreclosed properties, accruing restructured loans and 90 days past due accruing loans, totaled $54.8 million at September 30, 2010, compared to $59.5 million at December 31, 2009.

•	Noninterest expense for the third quarter of 2010 was $6.3 million compared to $8.0 million in the third quarter of 2009 and $5.9 million during the second quarter of 2010. The reduction from 2009 reflects cost reduction initiatives implemented throughout 2009 and 2010 combined with reduced professional service fees following the completion of the restructuring. The increase from the second quarter of 2010 reflects costs related to the planned closure of two branches and a reduction in force, both done to reduce ongoing future expenses.

While we continue to benefit from improved capital and net interest margin due to the 2009 restructuring, prior actions to reduce ongoing expenses and some progress made to improve our asset quality this year, we continue to have significant work ahead of us to reach our ultimate goal of returning CIB Marine to profitability and improving asset quality. Additionally, during the third quarter of 2010 we continued to reduce staffing levels in the company, improve the net interest margin of the bank through the continued reduction in higher-cost liabilities and make provisions to the allowance for loan losses as needed.

In addition, we are pleased to announce the following leadership changes in our organization:

•	On October 28, 2010, Willard Bunn joined the Board of Directors of CIB Marine and CIBM Bank. Mr. Bunn is an experienced banker and business person, and is a valuable addition to our boards. For more information on Mr. Bunn’s appointment, please see our press release dated November 2, 2010, at www.cibmarine.com.

•	In our August shareholder letter, we advised you of my intent to retire as Chief Executive Officer in early 2011, but to continue on as Chairman of the Board. I have notified the Board of Directors that the effective date of this change will be January 31, 2011. The Board has appointed Charles Ponicki to succeed me as Chief Executive Officer of CIB Marine and CIBM Bank, upon his approval by the required regulatory agencies. I look forward to continuing my work with our Board, Mr. Ponicki, and the management team at CIB Marine.

Sincerely,

John P. Hickey, Jr.
Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009, and in other SEC filings subsequent to December 31, 2009.